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[EYETECH LOGO]

FOR IMMEDIATE RELEASE

CONTACT:

KARIN HEHENBERGER, M.D., PH.D.
SENIOR DIRECTOR OF SCIENTIFIC AND EXTERNAL AFFAIRS
Office: 212 824 3176
Facsimile: 212 824 3240
Email: karin.hehenberger@eyetech.com
www.eyetech.com

                     EYETECH PHARMACEUTICALS, INC. ANNOUNCES
                       REIMBURSEMENT TERMS FOR MACUGEN(R)

NEW YORK, NY - FEBRUARY 7, 2005 - Eyetech Pharmaceuticals, Inc. (Nasdaq: EYET) is pleased to announce that the Centers for Medicare & Medicaid Services (CMS) has posted effective January 1, that the Medicare part B allowable for Macugen(R) (pegaptanib sodium injection) is 106 % of Average Sales Price (ASP) or $1054.70 per injection. This can be viewed at http://www.cms.hhs.gov/providers/drugs/asp.asp and by downloading the document called "Jan 2005 ASP Pricing File and ASP NOC Pricing File".
Macugen was approved by the FDA on December 17, 2004 for use in the treatment of neovascular (wet) age-related macular degeneration, an eye disease associated with aging that destroys central vision. Eyetech and Pfizer launched Macugen on January 20, 2005.

ABOUT EYETECH PHARMACEUTICALS, INC.

Eyetech Pharmaceuticals, Inc. is a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. Eyetech's initial focus is on diseases affecting the back of the eye. Eyetech is commercializing and further developing Macugen(R) (pegaptanib sodium injection) with Pfizer Inc for the treatment of neovascular AMD. Macugen is also being studied for the treatment of diabetic macular edema and retinal vein occlusion.

SAFE HARBOR STATEMENT

This press release contains a forward-looking statement that involves substantial risks and uncertainties. You should not place undue reliance on our forward-looking statements. Various important factors could cause actual results or events to differ
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materially from the forward-looking statement that we make, including risks related to: achieving acceptance of Macugen by the medical community, by patients receiving therapy and by third party payors; supplying sufficient quantities of Macugen to meet anticipated market demand; the impact of competitive products; our dependence on third parties to manufacture Macugen; new information arising out of clinical trial results; and the success of Macugen's launch generally. These and other risks in investing in Eyetech are described in greater detail in the "Risk Factors" section of our most recent quarterly report on Form 10-Q filed with the SEC. We do not assume any obligation to update any forward-looking statements.